Exhibit 99.1

Contact: Home Federal Bancorp, Inc. Len E. Williams, President & CEO Eric S. Nadeau, EVP, Treasurer & CFO 208-466-4634 www.myhomefed.com
500 12th Ave. South * Nampa, ID 83651

HOME FEDERAL BANCORP, INC. ANNOUNCES
FOURTH QUARTER AND YEAR END RESULTS

Nampa, ID (November 5, 2010) – Home Federal Bancorp, Inc. (“Company”) (Nasdaq GSM: HOME), the parent company of Home Federal Bank (“Bank”), today announced results for the fourth quarter and fiscal year ended September 30, 2010.  For the quarter ended September 30, 2010, the Company reported a net loss of ($215,000), or ($0.01) per diluted share, compared to net income of $9.7 million, or $0.62 per diluted share, for the same period a year ago.  Net loss for the fiscal year ended September 30, 2010, was ($4.1 million), or ($0.26) per diluted share, compared to net income of $8.1 million, or $0.51 per diluted share, for the fiscal year ended September 30, 2009.

The fourth quarter and fiscal year results for fiscal year 2010 include a pre-tax bargain purchase gain of $3.2 million related to the July 30, 2010, FDIC assisted acquisition of LibertyBank in Eugene, Oregon, which was reported in noninterest income. The bargain purchase gain, net of taxes was $1.9 million. The fourth quarter and fiscal year results for fiscal year 2009 include an extraordinary gain, net of taxes, of $15.3 million related to the acquisition of Community First Bank in Prineville, Oregon. On August 7, 2009, the Bank purchased certain assets and assumed certain liabilities of Community First Bank in Prineville, Oregon, in a similarly-structured FDIC-assisted acquisition. The estimated fair value of assets assumed in the Community First Bank and LibertyBank acquisitions totaled $189.8 million and $690.6 million, respectively, on the acquisition dates, which significantly increased the Company’s total assets. The acquisitions have been incorporated prospectively in the Company’s financial statements. Therefore, year over year results of operations are not comparable.

Nearly all loans and real estate owned ("REO") acquired in both FDIC-assisted transactions are covered under FDIC loss-sharing agreements which reduce the Company's credit loss exposure. These assets are referred to as "covered assets." Loans and REO in the Bank's organic operations are referred to as "noncovered assets."

The following summarizes key activities of the Company during the quarter and year ended September 30, 2010:

▪	The Bank purchased certain assets and assumed certain liabilities of LibertyBank with FDIC assistance;
▪	Total assets increased $613.6 million during the fourth quarter and $655.0 million from September 30, 2009;
▪	The Bank completed two information technology core conversions in August 2010;
▪	Nonperforming noncovered assets decreased $6.9 million from June 30, 2010, linked quarter, to $19.7 million at September 30, 2010;
▪
Provision for loan losses totaled $3.9 million while net charge-offs totaled $6.4 million for the fourth quarter of 2010.  A $998,000 recovery of the portion of this provision for losses on covered assets was recorded in other income;

▪	Valuation adjustments on covered and noncovered REO totaled $686,000 during the fourth quarter of 2010 The provision for declines in REO valuations totaled $3.2 million for fiscal year 2010;
▪	The LibertyBank acquisition, including the leasing subsidiary, contributed approximately $900,000 to pre-tax income during the quarter, excluding the bargain purchase gain;
▪	Acquisition-related expenses totaled approximately $800,000; and,
▪	Core deposits increased $16.2 million during the fourth quarter, excluding core deposits assumed from LibertyBank.

Home Federal Bancorp, Inc.
November 5, 2010

Len E. Williams, the Company’s President and CEO, commented “The fourth quarter of fiscal 2010 was one of monumental change for Home Federal as the acquisition of the operations of LibertyBank nearly doubled our total assets and we completed two major core application conversions. We have been diligent and very selective in our pursuit of acquisition opportunities and look forward to capitalizing on the LibertyBank transaction. Our Boise, Idaho, and Bend, Oregon, markets remain very weak, with high unemployment and a pessimistic economic outlook. The LibertyBank transaction deepens our deposit market share in Central Oregon and presents the Bank with new lending markets in Portland, Eugene, Grants Pass and Medford, Oregon, which diversifies our footprint. We continue to enjoy strong core deposit growth in our branch network. Excluding the LibertyBank transaction, core deposits increased $77.5 million, or 27% during the year ended September 30, 2010 and comprised 62% of our organic deposit base at September 30, 2010. We will aggressively seek to improve the deposit portfolio mix of the LibertyBank branches by reducing the concentration of certificates of deposits”

Results of operations

The acquisition of LibertyBank resulted in a significant increase in cash due to the excess of liabilities assumed over assets purchased and the retention by the FDIC of approximately $297 million of loans in the LibertyBank portfolio. Management expects the significant increase in cash balances to result in a decrease in the Company’s net interest margin until the cash can be invested into loans and securities. Moreover, the weak economy will limit the Company’s ability to significantly increase loans in the near-term.

Total revenue for the quarter ended September 30, 2010, which consisted of net interest income before the provision for loan losses and noninterest income, increased $8.7 million, or 105%, to $17.0 million compared to $8.3 million for the same period of 2009. Total revenue for the fiscal year ended September 30, 2010, increased $10.7 million or 32% to $43.9 million, compared to $33.1 million for the same period of the prior year.  As noted above, noninterest income in the fourth quarter of 2010 includes the bargain purchase gain from the LibertyBank transaction of $3.2 million and the indemnification recovery of the provision for loan losses on covered assets of $998,000.

Net interest income. Net interest income before the provision for loan losses increased $2.2 million, or 33%, to $8.6 million for the quarter ended September 30, 2010, compared to $6.4 million for the same quarter of the prior year. Net interest income before provision for loan losses for the twelve months ended September 30, 2010, increased $3.3 million or 14% to $27.2 million, from $23.9 million from the prior year. For both periods, the increase was attributable to the increase in earning assets. The LibertyBank transaction, which was completed on July 30, 2010, contributed approximately $2.8 million in net interest income during the fourth quarter of 2010.

The Company’s net interest margin decreased 64 basis points to 2.89% for the quarter ended September 30, 2010, when compared to the quarter ended September 30, 2009.  Net interest margin compressed as a result of a change in the mix of interest-earning assets, as cash equivalents increased significantly from the same period in the prior year primarily due to the LibertyBank acquisition.  In addition, the increase in nonperforming loans during fiscal year 2010 reduced the average yield earned on the loan portfolio. The Company’s cost of interest-bearing liabilities declined to 1.16% in the quarter ended September 30, 2010, compared to 2.17% in the year-ago period and 1.79% in the linked quarter, primarily as a result of accretion of fair value adjustments on assumed certificates of deposit in the LibertyBank acquisition.

Provision for loan losses. A provision for loan losses of $3.9 million was recorded for the quarter ended September 30, 2010, compared to $8.0 million for the same period of the prior year. The provision recorded during the fourth quarter of fiscal 2010 was primarily a result of the continued signs of stress in the commercial real estate portfolio in the Idaho Region. The provision for loan losses was $10.3 million for the twelve months ended September 30, 2010, compared to $16.1 million for the same period in 2009. During the fourth quarter of fiscal 2010, the provision for losses on noncovered loans was $2.8 million. The Company recorded an indemnification recovery of $998,000 on the $1.1 million provision for losses in the Community First Bank covered loan portfolio. No provision for loan losses was recorded on the LibertyBank loan portfolio during the fourth quarter of fiscal 2010.

Noninterest income. Noninterest income increased $6.6 million, or 350%, to $8.4 million for the quarter ended September 30, 2010, compared to $1.9 million for the same quarter a year ago. Noninterest income for the twelve

Home Federal Bancorp, Inc.
November 5, 2010

months ended September 30, 2010, increased $7.4 million, or 80%, to $16.7 million compared to $9.3 million for the same period of the prior year. The increase was mostly attributable to the $3.2 million bargain purchase gain related to the acquisition and the $998,000 recovery of the provision for loan losses on covered loans in the fourth quarter of 2010.  In the prior year, a $498,000 prepayment penalty on FHLB borrowings was incurred related to the early retirement of acquired FHLB borrowings as part of the Community First Bank acquisition.

Fees and service charges increased $855,000, or 10% during fiscal 2010, compared to the previous year primarily due to the increase in accounts due to the acquisitions of LibertyBank and Community First Bank. However, newly effective overdraft fee rules had a significant impact on noninterest income in the fourth quarter of 2010. In addition to changes in operational processing, customers are now explicitly provided the opportunity to “opt-out” of using the Bank’s overdraft services on debit card and ATM transactions. While total checking account balances increased during 2010, fees from overdrafts, excluding the LibertyBank acquisition, declined $591,000, or 37%, in the fourth quarter of 2010, compared to the fourth quarter of 2009. Overdraft fee income declined $306,000, or 23%, from the linked quarter. While management made the strategic initiative several years ago to focus on higher-balance relationship-based checking accounts, the Bank retains a significant number of low-balance, high overdraft free checking accounts. Recent regulatory changes have accelerated the decline in overdraft fee income.

Noninterest expense. Noninterest expense for the quarter ended September 30, 2010, increased $4.2 million, or 45%, to $13.5 million from $9.4 million for the comparable period a year earlier. Noninterest expense for the twelve months ended September 30, 2010, increased $11.8 million or 41% to $40.8 million from $29.0 million from the same period in 2009. Noninterest expense was higher during the 2010 fiscal year compared to the same period in 2009 primarily as a result of the acquisitions of LibertyBank and Community First Bank and the costs associated with maintaining two back offices. In addition, provision for REO was $2.1 million, or 183%, higher in fiscal year 2010 compared to fiscal year 2009 due to the continuing declines in real estate values and an increase in the number of foreclosed properties owned by the Bank.

Acquisition-related expenses totaled approximately $800,000 during the quarter ended September 30, 2010. Additionally, noninterest expense for the two months of LibertyBank operations included in the Company’s results of operations totaled $3.5 million in the fourth quarter of 2010.

Balance Sheet

Total assets increased $655.0 million, or 79%, to $1.5 billion at September 30, 2010, compared to $827.9 million a year earlier, primarily as a result of the LibertyBank acquisition.

Cash and Investments. Cash and amounts due from depository institutions increased to $416.4 million at September 30, 2010, from $50.0 million at September 30, 2009. The increase was primarily attributable to the LibertyBank acquisition, as the Company received $314.3 million from the FDIC in connection with this acquisition. Investments increased $105.9 million, or 63%, to $275.2 million at September 30, 2010, compared to $169.3 million at September 30, 2009.  The increase was attributable to both the LibertyBank acquisition as well as recent investment purchases as excess cash continues to be invested in short term investments.

Loans and leases. Gross loans and leases at September 30, 2010, increased $95.8 million or 18% to $636.0 million, compared to $540.2 million at September 30, 2009.  Gross loans and leases purchased in the LibertyBank acquisition totaled $188.8 million at September 30, 2010. The increase in loans as a result of the LibertyBank acquisition was offset by lower balances in real estate loans in the Idaho Region when compared to the same period in 2009.

Asset Quality. The allowance for loan losses was $15.4 million at September 30, 2010, compared to $28.7 million at September 30, 2009. The general allowance for loan losses allocated to loans covered under the loss share agreement with the FDIC in connection with the Community First Bank acquisition totaled $3.5 million, or 3.94% of covered loans in that portfolio. The allowance for loan losses allocated to the Idaho Region loan portfolio was $11.9 million, or 3.32% of noncovered loans. The estimated fair value adjustment on loans and leases purchased in the LibertyBank acquisition was $59.7 million, or 24.1% of the unpaid principal balance of those loans at September

Home Federal Bancorp, Inc.
November 5, 2010

30, 2010. Net charge-offs totaled $6.4 million during the quarter ended September 30, 2010, with $5.7 million related to charge-offs on noncovered loans.

The acquisitions have increased the complexity in reporting nonperforming loans and the allowance for loan losses. Loans in the Company’s organic portfolio have general and specific reserves allocated when management has determined it is probable a loss has been incurred. Loans in the Community First Bank portfolio were recorded and are currently accounted for under the business combination rules of Statement of Financial Accounting Standards No. 141 and Accounting Standards Codification Topic (“ASC”) 310-30. Loans in the Community First Bank portfolio that were not credit impaired on the date of purchase are allocated a general loss reserve.  Loans that were credit impaired in the Community First Bank portfolio on the date of acquisition are reported at the present value of expected cash flows. No allowance for loan losses is reported on these loans as impairments in excess of the acquisition-date fair value discount result in a partial charge-off of the loan’s remaining unpaid principal balance. The loans purchased in the LibertyBank acquisition are accounted for under the business combination rules of ASC 805 and ASC 310-30, which requires all loans acquired in the LibertyBank portfolio to be reported initially at estimated fair value. Loans purchased in the LibertyBank acquisition have been aggregated into pools and the portion of the fair value discount not related to credit impairment is accreted over the life of the loan into interest income; therefore, loans purchased in the LibertyBank acquisition are not individually identified as nonaccrual loans. Loans purchased in the Community First Bank acquisition were not pooled; therefore, loans that are on nonaccrual status, or are 90 days past due and still accruing are reported as nonperforming loans. An allowance for loan losses has not been recorded on any loans acquired in the LibertyBank transaction. The indemnified portion of partial charge-offs and provisions for general loan loss reserves in the acquired portfolios is recorded in noninterest income and results in an increase in the FDIC indemnification asset.

Loans delinquent 30 to 89 days totaled $8.9 million at September 30, 2010, compared to $12.3 million at June 30, 2010, including $468,000 and $6.9 million, respectively, of covered loans in the Community First Bank loan portfolio. Nonperforming assets, which include nonaccrual loans and real estate owned, totaled $66.3 million at September 30, 2010, compared to $56.9 million at September 30, 2009. Real estate owned and other repossessed assets increased $12.1 million or 66% to $30.5 million compared to $18.4 million as of September 30, 2009.

Home Federal Bancorp, Inc.
November 5, 2010

The following table summarizes nonperforming loans and real estate owned at September 30, 2010, and June 30, 2010:

	September 30, 2010			June 30, 2010			Quarterly Change
(in thousands)	Covered Assets(1)	Noncovered Assets(2)	Total	Covered Assets(1)	Noncovered Assets(2)	Total	Covered Assets(1)	Noncovered Assets(2)	Total
Acquisition and development	$7,643	$376	$8,019	$7,936	$3,378	$11,314	$(293)	$(3,002)	$(3,295)
One-to-four family construction	1,018	208	1,226	347	446	793	671	(238)	433
Commercial real estate	12,768	3,307	16,075	15,049	8,907	23,956	(2,281)	(5,600)	(7,881)
One-to-four family residential	610	3,993	4,603	2,244	5,879	8,123	(1,634)	(1,886)	(3,520)
Other	4,076	1,802	5,878	2,105	1,985	4,090	1,971	(183)	1,788
Total nonperforming loans	26,115	9,686	35,801	27,681	20,595	48,276	(1,566)	(10,909)	(12,475)
Real estate owned and other repossessed assets	20,513	9,968	30,481	6,291	6,016	12,307	14,222	3,952	18,174
Total nonperforming assets	$46,628	$19,654	$66,282	$33,972	$26,611	$60,583	$12,656	$(6,957)	$5,699

 ________________________
(1)	Covered assets from Community First Bank and LibertyBank on nonaccrual status
(2)	Noncovered assets within the Idaho Region

The Company is in the process of identifying loans acquired from LibertyBank that are purchased credit impaired.

Deposits and borrowings. Deposits increased $674.8 million, or 131%, to $1.2 billion at September 30, 2010, compared to $514.9 million at September 30, 2009, primarily as a result of the LibertyBank acquisition. Deposits resulting from the LibertyBank acquisition totaled $606.9 million at September 30, 2010, which represents a decrease of $67.6 million since acquisition. Certificates of deposit assumed in the LibertyBank acquisition have decreased $64.9 million.   Balances of core deposits (defined as checking, savings and money market accounts) have only decreased slightly since the acquisition, highlighting the execution of the retail banking division’s goal to focus on core deposits.  Excluding the LibertyBank transaction, core deposits increased $77.5 million, or 27% during the 2010 fiscal year, with growth in the fourth quarter of 2010 totaling $16.2 million.

FHLB advances and other borrowings decreased $17.1 million, or 20%, to $67.6 million at September 30, 2010, compared to $84.7 million at September 30, 2009.  The decrease resulted from maturing FHLB advances being repaid with excess liquidity. While the Company's cash balances are in excess of optimal levels due to deposit growth and cash received in the LibertyBank acquisition, management has currently decided to preserve capital and not prepay the Company's outstanding borrowings while the Company continues to seek acquisitive growth. The estimated prepayment penalty on the Bank's FHLB borrowings was approximately $3.8 million at
September 30, 2010.

Equity. Stockholders’ equity decreased $4.6 million, or 2%, to $205.0 million at September 30, 2010, compared to $209.7 million at September 30, 2009. The decrease was due to a net loss for the year of $4.1 million as well as $3.4 million in paid dividends. These were offset primarily by an increase to additional paid in capital due to equity compensation.

Home Federal Bancorp, Inc.
November 5, 2010

About the Company

Home Federal Bancorp, Inc., is headquartered in Nampa, Idaho, and is the parent company of Home Federal Bank, a community bank originally organized in 1920. The Company serves southwestern Idaho and Central and Western Oregon through 37 full-service banking offices. The Company's common stock is traded on the NASDAQ Global Select Market under the symbol "HOME" and is included in the Russell 2000 Index. For more information, visit the Company's web site at www.myhomefed.com.

Forward-Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  Actual results could be materially different from those expressed or implied by the forward-looking statements. Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, the credit risk of lending activities, including changes in the level and trend of loan delinquencies and write-offs; results of examinations by our banking regulators, regulatory and accounting changes, risks related to construction and development lending, commercial and small business banking, our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames, and other risks.  Additional factors that could cause actual results to differ materially are disclosed in Home Federal Bancorp, Inc.'s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended September 30, 2009, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Home Federal Bancorp, Inc.
November 5, 2010

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS (In thousands, except share data) (Unaudited)	September 30, 2010	September 30, 2009

ASSETS
Cash and amounts due from depository institutions	$416,426	$46,783
Federal funds sold	-	3,170
Cash and cash equivalents	416,426	49,953
Investments available for sale, at fair value	275,180	169,320
FHLB stock, at cost	17,717	10,326
Loans and leases receivable, net of allowance for loan and lease losses of $15,432 and $28,735	620,493	510,629
Loans held for sale	5,135	862
Accrued interest receivable	2,694	2,781
Property and equipment, net	27,955	20,462
Bank owned life insurance	12,437	12,014
Real estate and other property owned	30,481	18,391
FDIC indemnification receivable, net	64,574	30,038
Core deposit intangible	3,971	-
Other assets	5,798	3,123
TOTAL ASSETS	$1,482,861	$827,899

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposit accounts:
Noninterest-bearing demand deposits	$138,300	$68,155
Interest-bearing demand deposits	406,248	176,049
Savings deposits	69,079	41,757
Certificates of deposit	576,035	228,897
Total deposit accounts	1,189,662	514,858
Advances by borrowers for taxes and insurance	4,658	1,132
Interest payable	631	553
Deferred compensation	5,583	5,260
FHLB advances and other borrowings	67,622	84,737
Deferred income tax liability, net	2,500	5,571
Other liabilities	7,117	6,123
Total liabilities	1,277,773	618,234
STOCKHOLDERS’ EQUITY
Serial preferred stock, $.01 par value; 10,000,000 authorized;
issued and outstanding, none	-	-
Common stock, $.01 par value; 90,000,000 authorized;
issued and outstanding:
Sept. 30, 2010 - 17,460,311 issued; 16,687,561 outstanding	167	167
Sept. 30, 2009 - 17,445,311 issued; 16,698,168 outstanding
Additional paid-in capital	152,682	150,782
Retained earnings	56,942	64,483
Unearned shares issued to ESOP	(8,657)	(9,699)
Accumulated other comprehensive income	3,954	3,932
Total stockholders’ equity	205,088	209,665
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,482,861	$827,899

Home Federal Bancorp, Inc.
November 5, 2010

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share and per share data) (Unaudited)	Three Months Ended September 30,		Twelve Months Ended September 30,
	2010	2009	2010	2009
Interest and dividend income:
Loan interest	$9,532	$7,211	$30,586	$27,548
Mortgage-backed security interest	1,455	1,910	6,286	8,221
Other interest and dividends	422	38	662	58
Total interest and dividend income	11,409	9,159	37,534	35,827
Interest expense:
Deposits	2,073	1,687	7,202	7,076
FHLB FHLB advances and other borrowings	768	1,040	3,153	4,901
Total interest expense	2,841	2,727	10,355	11,977
Net interest income	8,568	6,432	27,179	23,850
Provision for loan losses	3,925	8,000	10,300	16,085
Net interest income after provision for loan losses	4,643	(1,568)	16,879	7,765
Noninterest income:
Service charges and fees	2,422	2,293	9,157	8,302
Gain on sale of loans	215	205	648	1,218
Increase in cash surrender value of life insurance	106	107	422	424
Prepayment penalty on FHLB borrowings, net	-	(498)	-	(498)
Gain(Loss) on sale of securities, net	98	(254)	98	(254)
Bargain purchase gain	3,209	-	3,209	-
FDIC indemnification recovery	998	-	998	-
Other	1,391	21	2,147	99
Total noninterest income	8,439	1,874	16,679	9,291
Noninterest expense:
Compensation and benefits	6,596	4,970	20,562	15,918
Occupancy and equipment	1,670	911	4,693	3,214
Data processing	1,216	710	3,742	2,483
Advertising	448	257	1,223	913
Postage and supplies	332	165	848	574
Professional services	1,036	590	2,411	1,460
Insurance and taxes	752	297	2,213	1,541
Amortization of intangibles	136	-	136	-
Provision for real estate owned	686	601	3,195	1,129
Other	660	851	1,820	1,739
Total noninterest expense	13,532	9,352	40,843	28,971
Loss before income taxes	(450)	(9,046)	(7,285)	(11,915)
Income tax benefit	(235)	(3,452)	(2,889)	(4,750)
Loss before extraordinary item	(215)	(5,594)	(4,396)	(7,165)
Extraordinary gain on acquisition, less income tax of $9,756 for 2009 period and $195 for 2010 period	-	15,291	305	15,291
Net income (loss)	$(215)	$9,697	$(4,091)	$8,126

Loss per common share before extraordinary item:
Basic	$(0.01)	$(0.36)	$(0.28)	$(0.45)
Diluted	(0.01)	(0.36)	(0.28)	(0.45)
Earnings per common share of extraordinary item:
Basic	n/a	$0.98	$0.02	$0.96
Diluted	n/a	0.98	0.02	0.96
Income (Loss) per common share after extraordinary item:
Basic	$(0.01)	$0.62	$(0.26)	$0.51
Diluted	(0.01)	0.62	(0.26)	0.51
Weighted average number of shares outstanding:
Basic	15,581,696	15,381,657	15,513,850	15,651,250
Diluted	15,581,696	15,381,657	15,513,850	15,683,699

Dividends declared per share:	$0.055	$0.055	$0.220	$0.220

Home Federal Bancorp, Inc.
November 5, 2010

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY ADDITIONAL FINANCIAL INFORMATION (Dollars in thousands, except share and per share data) (Unaudited)
	At or For the Quarter Ended
	2010			2009
	September 30	June 30	March 31	December 31	September 30
SELECTED PERFORMANCE RATIOS
Return (loss) on average assets (1)	(0.06)%	(0.90)%	(0.79)%	(0.15)%	4.94%
Return (loss) on average equity (1)	(0.42)	(3.74)	(3.11)	(0.59)	19.41
Net interest margin (1)	2.89	2.93	3.29	3.37	3.53
Efficiency ratio (2)	105.72	98.23	109.00	98.13	112.59

PER SHARE DATA
Diluted loss per share before extr. item	$(0.01)	$(0.12)	$(0.12)	$(0.02)	$(0.36)
Diluted earnings per share of extr. item	-	-	0.02	-	0.98
Diluted earnings (loss) per share after extr. item	(0.01)	(0.12)	(0.10)	(0.02)	0.62
Book value per outstanding share	12.29	12.33	12.41	12.48	12.56
Cash dividends declared per share	0.055	0.055	0.055	0.055	0.055
Average number of diluted shares outstanding(3)	15,581,696	15,542,918	15,481,827	15,447,705	15,381,657

ASSET QUALITY(4)
Allowance for noncovered loan losses	$11,904	$14,701	$12,066	$12,223	$12,016
Nonperforming noncovered loans	9,686	20,595	20,058	16,903	11,784
Nonperforming noncovered assets	19,654	26,611	28,075	25,648	22,659
Allowance on noncovered loans	3.32	3.88	3.03	2.98	2.90
Nonperforming loans to gross loans not covered	2.70	5.43	5.04	4.14	2.84
Nonperforming assets to total assets not covered	1.66	3.47	3.81	3.66	3.26

FINANCIAL CONDITION DATA
Average interest-earning assets	$1,183,998	$808,792	$767,364	$756,308	$728,515
Average interest-bearing liabilities	991,191	576,113	539,603	527,438	503,636
Net average earning assets	192,807	232,679	227,761	228,870	224,879
Average interest-earning assets to average interest-bearing liabilities	119.45%	140.39%	142.21%	143.39%	144.65%
Total covered assets(5)	298,221	102,516	115,286	126,310	133,882
Stockholders’ equity to assets	13.82	23.68	24.30	25.34	25.32

STATEMENT OF INCOME DATA
Interest income	$11,409	$8,501	$8,738	$8,886	$9,159
Interest expense	2,841	2,573	2,436	2,505	2,727
Net interest income	8,568	5,928	6,302	6,381	6,432
Provision for loan losses	3,925	3,300	2,375	700	8,000
Noninterest income	8,439	2,896	2,469	2,875	1,874
Noninterest expense	13,532	8,668	9,560	9,083	9,352
Net loss before taxes	(450)	(3,144)	(3,164)	(527)	(9,046)
Income tax benefit	(235)	(1,203)	(1,233)	(218)	(3,452)
Net loss before extraordinary item	$(215)	$(1,941)	$(1,931)	$(309)	$(5,594)

Extraordinary gain, net of tax	-	-	305	-	15,291
Net income (loss)	$(215)	$(1,941)	$(1,626)	$(309)	$9,697

Total revenue (6)	$17,007	$8,824	$8,771	$9,256	$8,306

(1)	Amounts are annualized.
(2)
Noninterest expense divided by net interest income plus noninterest income.  Excludes $3.2 million bargain purchase gain and $998,000 of FDIC indemnification recovery for quarter ending September 30, 2010.

(3)	Amounts calculated exclude ESOP shares not committed to be released and unvested restricted shares.
(4)	Excludes loans and other real estate owned covered by a loss share agreement with the FDIC.
(5)	Loans and other real estate owned covered by a loss share agreement with the FDIC.
(6)	Net interest income plus noninterest income.